Scudder Balanced Fund, a series of
Scudder Portfolio Trust - Item 77C

Registrant incorporates by reference Scudder
Balanced Fund's Proxy Statement dated
January 7, 2005, filed on December 29, 2004
(Accession No. 0001193125-04-220914).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder
Balanced Fund ("Balanced Fund") was held on February 24, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1.  To approve an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all of the assets of Balanced Fund to Scudder Total
Return Fund ("Total Return Fund"), in
exchange for shares of Total Return Fund and the assumption by Total Return Fund of all liabilities of Balanced Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Balanced Fund in complete liquidation of Balanced Fund.

Affirmative 		Against
	Abstain
24,590,262.602		585,245.568
	642,989.772

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